Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated September 11, 2009

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated September 11, 2009

                                                                       JPMorgan

JPMorgan Alerian MLP Index ETNs
================================================================================

OVERVIEW

JPMorgan Alerian MLP Index Exchange
Traded Notes ("ETNs") provide
convenient access to midstream energy
MLPs. The ETNs pay a variable
quarterly coupon linked to the cash
distributions paid on the MLPs in the
index, less accrued tracking fees(1).             GRAPHIC OMITTED
The ETN coupons are reported on Form
1099s and therefore eliminate the
administrative burden associated with
K-1 forms. Investors can trade the
ETNs on the NYSE, Arca exchange or
receive a cash payment at the
scheduled maturity or upon early
repurchase(2), based on the
performance of the index. The ETNs are
senior, unsecured obligations of
JPMorgan Chase & Co.

Current Yield                             ETN Details
----------------------------------------  --------------------------------------
                                          Ticker                             AMJ
                                          --------------------------------------
                                          Intraday Indicative Value    AMJ.IV(3)
                                          Ticker
         [GRAPHIC OMITTED]                --------------------------------------
                                          Index          Alerian MLP Index (AMZ)
                                          --------------------------------------
                                          Current Yield                  7.3%(4)
                                          --------------------------------------
                                          Primary Exchange            NYSE, Arca
                                          --------------------------------------
                                          Tracking Fee           0.85% per annum
                                          --------------------------------------
                                          Maturiy Date              May 24, 2024
                                          --------------------------------------
                                          CUSIP                        46625H365
----------------------------------------  --------------------------------------
Sources: Bloomberg, JPMorgan.
Calculated as of August 31, 2009.
"REITs ETF", "Utilities ETF", and
"Bond ETF" refer to the iShare s Dow
Jones U.S. Real Estate Index Fund, the
Utilities Select Sector SPDR Fund, and
the iShares Barclays Aggregate Bond
Fund, respectively. The current yield
equals the most recent dividend or
coupon annualized and divided by the
closing price of the investment on the
date shown above. Yields shown are not
indicative of ETN coupons, if any.

slide01a

Index Total Returns (%), Standard Deviations (%), and Correlation

                                                          5 Year      10 Year     Standard
                                   3 Month     1 Year     Return       Return     Deviation
                                    Return     Return   Annualized   Annualized   Annualized   Correlation
----------------------------------------------------------------------------------------------------------
Alerian MLP Index                    6.96%     -4.66%      9.32%       14.67%       21.66%         1.00
----------------------------------------------------------------------------------------------------------
S&P 500(R) Index                    11.67%    -18.25%      0.49%       -0.79%       19.49%         0.64
----------------------------------------------------------------------------------------------------------
S&P 500(R)  Utilities Index         10.51%    -18.79%      6.89%        2.95%       18.11%         0.61
----------------------------------------------------------------------------------------------------------
FTSE NAREIT Equity REITs IndexSM    20.59%    -32.83%      0.14%        8.43%       34.60%         0.47
----------------------------------------------------------------------------------------------------------
Barcap US Aggregate Bond IndexSM     3.25%      7.94%      4.96%        6.31%        3.87%         0.10
----------------------------------------------------------------------------------------------------------
Dow Jones UBS Commodity IndexSM      0.68%    -33.55%      0.31%        6.70%       22.28%         0.43
----------------------------------------------------------------------------------------------------------

Sources: Bloomberg, JPMorgan. Calculated as of August 31, 2009. The standard deviation and correlation are based on monthly returns over the past 5 years.
The returns, standard deviations and correlations are provided for informational purposes only. Correlation refers to correlation of the relevant index to the Alerian MLP Index. The returns are total returns which reflect the performance of each index including dividends. Historical performance of the
Index is not indicative of future performance of the Index or the ETNs. There is no guarantee that the Index or the ETNs will outperform any investment strategy.

1. The "Accrued Tracking Fee" for a given coupon period, as more fully described in the relevant pricing supplement, represents an amount equal to the
Tracking Fee of 0.85% per annum accrued for that coupon period multiplied by the Current Indicative Value on the Index Business Day prior to the date of determination, plus the aggregate amounts, if any, by which the previous
Accrued Tracking Fees have exceeded the cash distributions, if any, made by the underlying MLPs.
2. Investors may request on a weekly basis that the Issuer repurchase a minimum of 50,000 notes prior to the maturity date, subject to the procedures described in the relevant pricing supplement. Early repurchases will be subject to a
Repurchase Fee of 0.125%, as further described in the relevant pricing supplement.
3. The intraday indicative value of the ETNs (the "IIV") is meant to approximate the intrinsic economic value of an ETN. The IIV calculation will be provided for reference purposes only. It is not intended as a price or quotation. The IIV will be based on the intraday indicative values of the
Index, and may not be equal to the payment at maturity or upon early repurchase. Please see the relevant pricing supplement for details.
4. Current yield equals the most recent coupon annualized and divided by the closing price of the ETN on August 31, 2009, and rounded to one decimal place for ease of presentation. The coupons are based on the cash distributions, if any, paid on the underlying MLPs, less the Accrued Tracking Fee. The coupons are variable and may be zero.
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                                                              September 11, 2009
slide01b

The Alerian MLP Index                     MLP Overview:
The Alerian MLP Index ("Index") is a      What are MLPs? Master Limited
market-cap weighted, float-adjusted       Partnerships ("MLPs") are limited
index created to provide a                partnerships that are publicly traded
comprehensive benchmark for investors     on a U.S. securities exchange. The
to track the performance of the energy    majority of MLPs currently operate in
MLP sector. The Index components are      the energy infrastructure industry,
selected by Alerian Capital               owning assets such as pipelines that
Management, LLC ("Alerian").              transport crude oil, natural gas and
                                          other refined petroleum products. MLPs
Alerian is a registered investment        typically generate fee-based revenues,
advisor that exclusively manages          which tend not to be directly tied to
portfolios focused on midstream energy    changes in commodity prices.
MLPs.
                                          Why invest in MLPs? MLPs provide
Top 10 Index Components                   relatively low correlation to a wide
Name                     Ticker   Weight  range of asset classes including
----------------------------------------  equities and commodities and have
Kinder Morgan Energy                      produced attractive historical yields
Partners LP               KMP     12.15%  compared to other income-oriented
----------------------------------------  investments.
Enterprise Products
Partners LP               EPD     10.67%  Benefits of Investing in the ETNs
----------------------------------------  Exposure to a portfolio of energy MLPs
Plains All American                       through a single investment.
Pipeline LP               PAA      6.39%
----------------------------------------  Income via quarterly coupons linked to
Energy Transfer                           the cash distributions, if any, paid
Partners LP               ETP      5.78%  on the MLPs in the Index, less fees.
----------------------------------------
Kinder Morgan                             No K-1 forms will be received by
Management LLC            KMR      4.38%  investors in the ETNs. The coupons are
----------------------------------------  reported as ordinary income on Form
Energy Transfer                           1099.
Equity LP                 ETE      4.28%
----------------------------------------  There is no leverage to the MLPs in
TEPPCO Partners LP        TPP      3.75%  the ETN performance .
----------------------------------------
ONEOK Partners LP         OKS      3.48%
----------------------------------------
Enbridge Energy
Partners LP               EEP      3.35%
----------------------------------------
Linn Energy LLC           LINE     3.32%
----------------------------------------
Source: Alerian.  As of August 21, 2009

slide02a

Hypothetical, Historical Total Return
Index Performance                         What are the main risks in the ETNs?
----------------------------------------- The ETNs may result in a loss.

                                          The ETNs are exposed to the credit
                                          risk of JPMorgan Chase & Co.

                                          The ETNs may not have an active
                                          trading market and may not continue to
                                          be listed over their term.

      [GRAPHIC OMITTED]                   The payment at maturity or upon early
                                          repurchase of the ETNs will be based
                                          on the VWAP Level of the Index and not
                                          on the closing level of the Index. The
---------------------------------------   VWAP Level of the Index will most
Sources: Bloomberg, JPMorgan. As of       likely differ from the closing level
August 31, 2009. Each of these indice     of the Index or the IIV.
was calculated based on a level for
such index set equal to 100% on           The coupon payments on the ETNs will
December 29, 1995. Hypothetical,          be variable and may be zero. The
historical performance of the Index i     Accrued Tracking Fee reduces the
not indicative of future performance      potential coupons and/or the payment
of the Index or the ETNs. Fluctuation     at maturity or upon early repurchase.
in the Index may be more or less than
that for the value of the ETNs. All       The Issuer's obligation to repurchase
returns displayed above reflect the       the ETNs is on a weekly basis, and is
index performance including dividends     subject to substantial minimum size
and are calculated without deducting      restrictions.
any applicable transaction fees. Ther
is no guarantee that the Index or the     You will not know how much you will
ETNs will outperform any alternative      receive upon early repurchase at the
investment strategy. Your payment at      time that you elect we repurchase your
maturity or upon early repurchase of      ETNs.
the ETNs, as more fully described in
the relevant pricing supplement is        The risks identified above are not
based on the VWAP Level of the Aleria     exhaustive. You should also review
MLP Index which excludes dividends.       carefully the related "Risk Factors"
The VWAP Level of the Index will most     section of the relevant product
likely differ from its closing level.     supplement and the "Selected Risk
                                          Considerations" in the relevant
Contact Details                           pricing supplement.

Telephone:  800-576-3529
Website:    www.jpmorgan.com/etn
Email:      alerian_etn@jpmorgan.com

Disclaimer
SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 800-576-3529.

Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement
No. 333-155535

To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters. IRS Circular 230 Disclosure: JPMorgan
Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan
Chase & Co. of any of the matters address herein or for the purpose of avoiding
U.S. tax-related penalties. The tax consequences of the ETNs are uncertain.
--------------------------------------------------------------------------------
                                                              September 11, 2009
slide02b